EXHIBIT 99.1


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                                            For Release on 11/30/06 at 7:30 a.m.
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    WorldWater & Power Corp. and EMCORE Corporation Announce Stock Purchase and
                         Strategic Partnership Agreement

                       EMCORE Agrees to Invest $18 Million

    Companies to Cooperate in System Development and Terrestrial Marketing of
                 Solar Concentrator Cell and Systems Technology


Pennington, N.J. - November 30, 2006 - WorldWater & Power Corp. (OTC BB:
WWAT.OB), developer and marketer of proprietary high-horsepower solar systems, and EMCORE Corporation today jointly announced that they have signed a strategic partnership and that EMCORE has agreed to purchase 26.5% on a fully diluted basis of WorldWater for $18 million in cash. In return, EMCORE will receive convertible preferred stock and warrants of WorldWater.

The two companies also announced the formation of a strategic alliance and supply agreement under which EMCORE is the exclusive supplier of high-efficiency multi-junction solar cells, assemblies and concentrator subsystems to WorldWater with a contract valued at up to $100 million over the next 3 years.

On November 29, 2006, EMCORE invested $13.5 million in WorldWater, representing the first tranche of its $18 million investment. The investment of the remaining $4.5 million second tranche will occur once the definitive strategic agreement is signed and certain other conditions are met. The parties expect the execution of the definitive strategic agreement and second closing to occur before the end of the year. In connection with the investment, EMCORE will also gain two seats on WorldWater's Board of Directors.

"This strategic investment represents a shift in EMCORE's terrestrial photovoltaic strategy by becoming, with WorldWater, a solution provider rather than just a component supplier. This investment will add strategic strength to both of our companies," said Reuben F. Richards, Jr., President and CEO of EMCORE. "By connecting EMCORE's space and terrestrial cell technology with WorldWater's specialized electrical drives for applications such as pumping water for water utilities and irrigation for farms, we should command a significant segment of the rapidly growing distributed solar energy market in the U.S. and abroad. A significant percentage of the world's electrical consumption is used to run pumps and motors. WorldWater's broad marketing experience and capabilities combined with EMCORE's terrestrial solar cell and system technology will lead to significant market opportunities for utility scale power as well as for markets on the retail

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side of the meter such as water pumping for agriculture and village scale power.
We are impressed with the progress WorldWater has made, particularly in the last year increasing revenues from $2 million in 2005 to a projected $17 million for 2006."

Quentin T. Kelly, WorldWater's Founder and Chairman, commented, "Our technological mix is key to this strategic partnership. Concentrated photovoltaic systems are the keys to reducing the cost per watt of power generated. In addition, this major financing from EMCORE will enable WorldWater to substantially increase our core business of blending and/or replacing the electric grid with solar power and supplying solar electric drives able to operate motors and pumps up to 600 hp for large commercial projects, whether in the agricultural, water utility or other industrial fields." Mr. Kelly added, "EMCORE's $18 million investment will help us to meet our working capital needs in expectation of achieving major growth in revenue next year."


About WorldWater & Power Corp:

WorldWater & Power Corporation is a full-service, international solar electric engineering and water management company with unique, high-powered and patented solar technology that provides solutions to a broad spectrum of the world's electricity and water supply problems. For more information about WorldWater & Power Corp., visit the website at www.worldwater.com.
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About EMCORE:

EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optic, satellite and solar power markets. EMCORE's Fiber Optic segment offers optical components, subsystems and systems for high-speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP). EMCORE's Photovoltaic segment provides products for both satellite and terrestrial applications. For satellite applications, EMCORE offers high efficiency Gallium Arsenide (GaAs) solar cells, Covered Interconnect Cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Forward Looking Statement:

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company's control.
Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's 10-KSB and its
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quarterly reports on Form 10-QSB both as filed with the Securities and Exchange
Commission, which include the Company's cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks.
In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company's filings with the Securities and Exchange Commission.
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                 WorldWater & Power Contact: Jessie Sullivan: (609) 818-0700 X20
                                                        JSullivan@worldwater.com